SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  August 21, 2003

Commission File Number:  0-27958

Flanders Corporation

(Exact Name of Registrant as Specified in its Charter)

North Carolina (State or other jurisdiction of incorporation or organization) 2399 26th Avenue North St. Petersburg, Florida (Address of Principal Executive Offices)	13-3368271 (IRS Employer Identification No.) 33734 (Zip Code)

Registrant's Telephone Number, Including Area Code:

(727) 822-4411

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

ITEM 5.  OTHER EVENT

Despite being under no formal disclosure obligations, today in tribute Flanders Corporation announced with regret the unexpected passing of its Director and Audit Committee Chairman Andrew Stallman.  Mr. Stallman died of natural causes while he was traveling internationally.  Mr. Stallman had served on the Flanders Board of Directors and as Audit Committee Chair since 2001.  Flanders Corporation expressed its deepest sympathies to Mr. Stallman’s family, friends, and business associates.  Robert Amerson, Chairman, commented: “Flanders has recently suffered the loss of a distinguished member of our Corporation and his presence will be sorely missed.  Our hearts go out all those who had the good fortune of crossing paths with Andrew.”

To fill the recent vacancy, Flanders Corporation announced today that Mr. David M. Mock has been duly appointed by a unanimous decision of the Flanders Board of Directors to serve as an outside Director and as an Audit Committee member until elections are held at the Annual Meeting of the Shareholders.  Mr. Mock is a General Partner with GMG Capital Partners, a New York-based investment firm which he co-founded in 1997.  He is currently Chairman of the Board of Captus Networks as well as serving as a Director or Officer to several other companies including Alloptic, Inc., Forum Systems, and Connecting Point, Inc.   Mr. Mock holds an Accounting degree from the University of Utah (1976).  The Flanders Board voiced its optimism for the experience and fresh perspective that David M. Mock can contribute for the benefit of the Corporation.

Flanders is a leading air filtration products manufacturer.  Flanders' products are utilized by many industries, including those associated with commercial and residential heating, ventilation and air conditioning systems, semiconductor manufacturing, ultra-pure materials, biotechnology, pharmaceuticals, synthetics, nuclear power and nuclear materials processing.

For further information on Flanders and its products, visit its web site at http://www.flanderscorp.com/ or contact Steven Clark at (727) 822-4411.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 21, 2003

FLANDERS CORPORATION

By:  /s/  Steven K. Clark_________

Steven K. Clark

Vice-President of Finance/Chief Financial Officer/ Chief Operating Officer and Director